Exhibit 99

WESTERN GAS RESOURCES, INC.
ANNOUNCES REDEMPTION OF SENIOR SUBORDINATED NOTES

DENVER, May 25, 2004. Western Gas Resources, Inc. (“Western”) (NYSE:WGR) announced today that its Board of Directors has approved the redemption on June 24, 2004 of all of its outstanding $155 million aggregate principal amount of 10 percent Senior Subordinated Notes due 2009 at a redemption price of 105 percent of the principal amount plus accrued and unpaid interest through the redemption date.  The redemption will be funded with amounts from the Company’s revolving credit facility and from the Company’s master shelf agreement with the Prudential Insurance Company.

In conjunction with the redemption, the Company will pay a prepayment fee of $7.75 million and realize a non-cash charge of approximately $2.5 million for offering commissions and expenses that were previously capitalized and were being amortized over the original 10-year term of the notes.  The Company will recognize an after-tax charge of approximately $6.5 million or approximately $0.09 per share of common stock (on a post-split basis) in the second quarter of 2004.  Based on the current interest rates, the Company expects to reduce interest expense by approximately $8.5 million annually as a result of this refinancing.

Peter Dea, President and Chief Executive Officer stated, “The redemption of our senior subordinated notes in addition to the previous redemption of our $2.625 convertible preferred stock further reinforce our strong balance sheet, simplify our capital structure and reduce fixed charges as we continue to develop our long-term inventory of unconventional natural gas resources under lease.”

Company Description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding pending transactions, and there can be no assurance that these transactions will be completed.

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090

Email: rwirth@westerngas.com